                                                                    EXHIBIT 11.1
                              SEGUE SOFTWARE, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                              Primary           Fully diluted
                                              income (loss)     income (loss)
                                              per common share  per common share
                                              ----------------  ----------------
For the three months ended March 31, 1996:

 Net income                                   $    1,910        $    1,910
                                              ==========        ==========
 Weighted average common stock outstanding
  during the period                            5,001,000         5,146,000
 Weighted average cheap stock outstanding
  during the period /(1)/                        122,000           122,000
                                              ----------        ----------
 Weighted average common and common
  equivalent shares outstanding                5,123,000         5,268,000
                                              ==========        ==========
 Net income (loss) per common and common
 equivalent shares                            $      -          $     -
                                              ==========        ==========


For the three months ended March 31, 1995:

 Net loss                                     $ (154,787)       $ (154,787)
                                              ==========        ==========
 Weighted average common stock outstanding
 during the period                             1,529,000         1,529,000
 Weighted average cheap stock outstanding
 during the period/(1)/                          243,000           243,000
                                              ----------        ----------
 Weighted average common and common
 equivalent shares outstanding                 1,772,000         1,772,000
                                              ==========        ==========
 Net income (loss) per common and common
 equivalent shares-historical                 $     (.09)       $     (.09)
                                              ==========        ==========

/(1)/ In accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 83, issuances of Common Stock and Common Stock equivalents within one year prior to the initial filing date of the registration statement, at share prices less than the assumed initial public offering price (cheap stock), are considered to have been made in anticipation of the public offering which completed April 2, 1996. Accordingly, these equity issuances are treated as if issued and outstanding, using the treasury stock method, for all periods presented.